Exhibit 10.1

VOLUNTARY RETIREMENT AGREEMENT AND RELEASE

This Voluntary Retirement Agreement and Release (“Agreement”) is between Orion Energy Systems, Inc., a Wisconsin corporation (“Orion”), and William T. Hull (“Hull”), dated as of September 21, 2020.

1. Background. Hull hereby notifies Orion of his intention to voluntarily retire and terminate his employment with Orion effective on the Retirement Date (as defined in paragraph 3, below). Hull and Orion mutually desire a transparent and amicable retirement process to help ensure a smooth and seamless transition of his duties and responsibilities.

2. Retirement, Bonus and Benefits. Until the Retirement Date, Hull will continue to serve Orion on a full time basis in his current officer position and will receive from Orion his normal salary and other compensation and benefits otherwise due to him through the Retirement Date. Effective on the Retirement Date, Hull voluntarily resigns, and will cease to serve, as an officer of Orion and each subsidiary of Orion. Subject to Hull’s compliance with this Agreement, on and after the Retirement Date as set forth below:

a. Bonus Payment. Orion will pay Hull a fiscal 2021 bonus payment equal to Fifteen Thousand Dollars ($15,000), less withholdings and other deductions as may be required by law. The bonus payment amount shall be paid in one lump sum via wire transfer to Hull’s bank account on the first business day after the Retirement Date.

b. Equity Compensation. A 10,000 share portion of the restricted stock award granted to Hull by Orion on June 7, 2018, with an initial grant value of $0.84 per share and which would have vested June 7, 2021 if Hull would have remained employed by Orion on such date, shall fully vest on the Retirement Date. As of the Retirement Date, all other of Hull’s unvested restricted stock awards (and any related awards) are hereby forfeited.

c. Medical Insurance Continuation. After the Retirement Date, Orion will continue to make health (including dental and vision) insurance premium payments on behalf of Hull under Orion’s group health plan (including dental and vision) for a period to continue until Hull reaches the age of sixty-five (65), unless he or any covered family member ceases to be eligible for such coverage for any reason or Hull breaches any of the covenants contained in this Agreement.

d. Orion Cell Phone and Number. On the Retirement Date, Orion will transfer to Hull ownership of the Orion cell phone and cell phone number currently used by Hull in connection with his service to Orion. Assuming adequate security measures can be taken to exclude access to Orion corporate information, Hull may stay on the Orion cell phone plan for a reasonable amount of time for Hull to obtain separate service.

e. Life Insurance. On the Retirement Date, Orion shall assign to Hull all of Orion’s interest in the policy of insurance on Hull’s life. Hull will be responsible for all premium payments on such policy which are due and payable from and after the Retirement Date.

f. Business Expenses. Hull agrees that, as of the Retirement Date, Hull will have submitted to Orion all of his business expenses that conform to Orion’s business expense policy for Orion’s reimbursement thereof promptly after the Retirement Date.

g. Cessation of All Other Benefits. Other than as set forth above (or vested rights under Hull’s 401(k) Plan), Hull’s coverage and/or benefits under all other benefit and insurance plans and programs maintained by Orion, including long-term and short-term disability, will cease as of the Retirement Date.

h. Waiver of Any Other Compensation and Benefits. Hull agrees that he is not entitled, and hereby completely waives and releases any and all rights and claims, to any other severance, compensation, bonuses or other benefits or insurance, except as otherwise specifically provided in this Agreement.

i. No Unemployment Compensation Claim. From and after the Retirement Date, Hull agrees not to file for unemployment compensation relating to his employment with, or termination from, Orion.

3. Acknowledgement. Hull understands and agrees that the payments and benefits provided in paragraph 2 will not be paid or provided to Hull unless (a) he accepts this Agreement; (b) it becomes effective (see paragraph 11); (c) he continues to serve Orion on a full time basis as its Chief Financial Officer and Chief Accounting Officer through Orion’s successful filing of its Quarterly Report on Form 10-Q for the quarter ending September 30, 2020 with the Securities and Exchange Commission (such filing date, the “Retirement Date”); and (d) he continues to comply with all of the applicable terms of this Agreement and his Amended and Restated Executive Employment and Severance Agreement, dated as of June 1, 2020 (the “Executive Employment Agreement”).

4. Release. Hull understands and agrees that his acceptance of this Agreement means that, except as stated in paragraph 5, he is forever waiving and giving up any and all rights and claims he may have, whether known or unknown, against Orion, its subsidiaries and related companies, their directors, officers, employees, shareholders, attorneys and agents for any personal monetary relief, benefits or remedies that are based on any act or failure to act that occurred before he signed this Agreement. Hull understands and agrees that this release and waiver of claims includes all claims relating to his ownership of stock of Orion (and rights with respect thereto, such as relating to any restricted stock grant agreement); his employment and the termination of his employment with Orion; any Orion policy, practice, contract or agreement; any tort or personal injury; any fiduciary duty or disclosure claim; any derivative claim; any shareholder claim; any policies, practices, laws or agreements governing the payment of wages, commissions or other compensation; any laws governing employment discrimination including, but not limited to, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act of 1990, Title VII of the Civil Rights Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, and/or any state or local laws; any laws governing whistle blowing or retaliation, including but not limited to, the Sarbanes-Oxley Act; any laws or agreements that provide for punitive, exemplary or statutory damages; and any laws or agreements that provide for payment of attorney fees, costs or expenses.

5. Claims Not Waived. This Agreement does not waive any claims that Hull may have (a) that by law cannot be released or waived or with respect to enforcing this Agreement; (b) for indemnification by the Company under the Company’s current Bylaws; or (c) for insurance coverage under the Company’s directors and officers insurance policy.

6. Return of Property. Hull acknowledges his obligation and agrees to return all Orion property, other than as provided for in paragraph 2 above, prior to or promptly after the Retirement Date. This includes all files (including, but not limited to, Hull’s personal HR file), working papers, board information, and notes, documents, records, including customer and client and potential customer and client business cards and information, credit cards, keys and key cards, computers, laptops, smartphone or tablet devices or similar instruments, and any other property of Orion. In addition, Hull agrees to provide to Orion on the Retirement Date any and all access codes or passwords necessary to gain access to any computer, program or other/his equipment that belongs to Orion or is maintained by Orion or on Orion property. Further, he acknowledges an obligation and agrees not to destroy, delete or disable any Orion property, including items, files and materials on computers and laptops.

7. Other Agreements. Hull understands and agrees that this Agreement does not and shall not supersede any of his obligations pertaining to any non-compete, non-solicitation and confidentiality agreements that he has previously entered into with Orion, including pursuant to the Executive Employment Agreement, and Hull further understands and agrees that, in consideration of the payments and benefits provided in paragraph 2 of this Agreement, all such prior agreements, including the restrictive covenants in the Executive Employment Agreement, are hereby ratified and reaffirmed in all respects and shall remain in full force and effect in accordance with the respective terms thereof. Hull also agrees for a period of two (2) years from the Retirement Date not to, directly or indirectly, (a) initiate, propose, support or otherwise participate in any offer to acquire, acquisition, merger, tender offer or other business combination transaction affecting Orion; (b) initiate, propose, support or otherwise participate in any proxy contest, proxy solicitation or shareholder proposal relating to Orion; (c) acquire any additional stock of Orion (other than pursuant to share purchases that are strictly a passive investment and in any event not to exceed total beneficial ownership of five percent (5%) of Orion’s fully-diluted outstanding common stock); or (d) attempt to influence or interfere or otherwise affect the Board of Directors, management or affairs of Orion. For two (2) years from the Retirement Date, Hull will vote all Orion shares beneficially owned by him in favor of any Board recommendation.

8. Intellectual Property Unaffected. Hull understands and agrees that this Agreement does not and shall not supersede any obligations pertaining to confidential/proprietary information or intellectual property pursuant to any agreements that he has previously entered into with Orion, including pursuant to the Executive Employment Agreement, and Hull further understands and agrees that in consideration of the payments and benefits provided in paragraph 2 of this Agreement, Hull’s Proprietary Information and Intellectual Property Agreement with Orion is hereby ratified and reaffirmed in all respects and shall remain in full force and effect in accordance with the respective terms thereof. Hull shall promptly and fully comply with any request of Orion, its attorneys and agents with respect to Orion’s intellectual property rights. For two (2) years after the Retirement Date, Hull will not initiate, propose, support or otherwise participate in any acquisition or attempted acquisition

(e.g., via the USPTO, license, purchase or other means) of intellectual property in or related to the fields of lighting or lighting controls. Moreover, Hull will not take any action, directly or indirectly, that will damage or otherwise impair the value of Orion’s existing or future intellectual property.

9. Consulting An Attorney. Orion is hereby advising Hull in writing to consult with an attorney before signing this Agreement. Hull represents that he has had the opportunity to consult an attorney of his own choice about this Agreement and every matter that it covers before signing this Agreement. Hull acknowledges and states that he has entered into this Agreement knowingly and voluntarily.

10. Complete Agreement. Hull understands and agrees that this Agreement contains the entire agreement between him and Orion relating to the termination of his employment, and that, except as provided in the following sentence or otherwise in this Agreement, this Agreement supersedes and displaces any prior agreements and discussions relating to such matter and that he may not rely on any such prior agreements or discussions. For purposes of clarification, the other agreements referenced herein, including the restrictive covenants in the Executive Employment Agreement, and the Proprietary Information and Intellectual Property Agreement shall not be superseded or displaced by this Agreement and such agreements shall remain in full force and effect in accordance with the respective terms thereof.

11. 21-Day Consideration Period, Revocation and Effective Date. Hull may consider whether to sign and accept this Agreement for a period of twenty-one (21) days from the day he received it. If this Agreement is not signed, dated and returned to Orion’s designated representative, Michael Altschaefl, within twenty-two (22) days, the offer of payments and benefits described in paragraph 2 will no longer be available. After Hull signs this Agreement, Hull will have seven (7) days to revoke it if Hull changes his mind. During such seven (7)-day period, if Hull wants to revoke this Agreement, he must provide his written revocation to Michael Altschaefl at 2210 Woodland Drive, Manitowoc, WI 54220. If Hull does not revoke this Agreement within such seven (7)-day revocation period, this Agreement will become effective immediately subject to the requirements herein.

12. Future Cooperation. Hull agrees to cooperate (without additional compensation) with Orion in the future and to provide to Orion (or others at its direction) with answers to questions and truthful information, testimony, depositions, interrogatories or affidavits requested in connection with any matter that arose during his employment, including any and all litigation, threats, demands and claims. This cooperation may be performed at reasonable times and places and in a manner so as to not interfere with any other activities in which Hull may then be engaged. Orion agrees to reimburse Hull for his reasonable out-of-pocket expenses incurred in providing such cooperation.

13. Positive Reference. Upon request, the Chief Executive Officer of the Company shall provide a positive reference with respect to Hull should he seek future board of directors positions that do not otherwise violate the restrictive covenants in his Executive Employment Agreement.

14. Signatures. Each party agrees that this Agreement may be executed electronically, whether digital or encrypted, with the same force and effect as manual signature, and may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute but one and the same instrument.

[Signature page follows]

In witness whereof, this Agreement is dated and effective as of the date first set forth above.

ACCEPTED:	ACCEPTED:

Orion Energy Systems, Inc.

/s/ William T. Hull	By:	/s/ Michael W. Altschaefl
William T. Hull	Name:	Michael W. Altschaefl
	Title:	Chief Executive Officer and Board Chair

[Signature Page to Voluntary Retirement Agreement and Release – William T. Hull]